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                                                                     EXHIBIT 6.j

        NBO, Inc. has entered into agreements with approximately 245 non-mall merchants in the Salt Lake City area in connection with the sale of gift certificates. The standard form of agreement for each merchant is set forth below.

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                    GIFT CERTIFICATE PARTICIPATION AGREEMENT

This Agreement is entered into this__________ day of ___________ ,______ , by and between The Gift Certificate Company (TGCC) located at 3676 W. California Ave., Bldg. D, Salt Lake City, Utah 84104, and

Client Name__________________________________________ Phone____________________

Address_______________________________________________ Fax_____________________

City_________________________________ State___________________ Zip_____________

In consideration of the mutual covenants herein being kept, paid and performed, the parties hereto agree as follows:

1. Purpose: The Client agrees to participate with The Gift Certificate Company in the distribution of Gift Certificates for the Client's business through the TGCC system. This complete system consists of Internet sales, corporate sales and unmanned interactive kiosk sales. This system will provide the Client a state-of-the-art process for attracting additional customers and selling Gift Certificates.

2. Services Provided By The Gift Certificate Company: TGCC will provide a turnkey system designed to distribute Gift Certificates in $[**] increments starting at $10.00 and not to exceed $[**]. Each Gift Certificate is in the form of a legal tender check and, operationally, is handled the same as a personal check using the same processing methods.

3. Services Provided By Client: In consideration of this Agreement, all Gift Certificates sold through the TGCC system are to be redeemed by the Client under the terms of this Agreement. TGCC has developed a security program for the Gift Certificates that the Client should understand, in order to receive maximum security against theft and counterfeit. TGCC will assume full responsibility for the authenticity of the Gift Certificate only when Client has followed the security procedures set forth by TGCC at the time of redemption.

4. Terms Of Agreement: This Agreement will be in effect for a period of [**] months from date above for Internet, corporate and kiosk sales. Aside from the Client's own web site, this agreement grants TGCC exclusive rights to the Client's Gift Certificate sales via the Internet.

5. Convenience Fee: In consideration of the services being provided to the Client, TGCC will receive a [**]% convenience fee on all redeemed Gift Certificates. This fee includes, but is not limited to: Bank charges, credit card fees, plus operational costs for maintenance and advertising. For this fee the Client will receive the ability to utilize a state-of-the-art distribution system of Internet sales, corporate solicitation, and kiosk sales to increase the distribution of their individual Gift Certificates. Fees will be assessed and billed to the Client on a quarterly basis. Payment is due net ten (10) days.

6. Production Charges: TGCC charges a one-time set up fee of $[**] for participation and production costs, plus $[**] for each additional location. This fee must be paid upon execution of this Agreement. Total number of locations:

As a result of the limited number of businesses by category available on the system, TGCC reserves the right to terminate this agreement at any time, or refuse renewal of this Agreement based upon the individual performance of each Client. By execution of this Agreement, the Client fully understands and agrees that the TGCC system is based on transactions, therefore, TGCC must maximize the amount of goods and services sold, and will monitor for an acceptable level of business required to maintain the option to continue or renew the Agreement.

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

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The Gift Certificate Company's 100% GUARANTEE: If for any reason the Client is not completely satisfied with the services provided under this Agreement, within the first ninety (90) days after its execution date, TGCC will reimburse the Client 100% of the Production Charges and remove the Client from the network, after the first ninety (90) day period, the production charge will NOT be reimbursed. In addition the client has the right to request removal from the system at any time during the agreed upon thirty-six (36) month duration of this agreement, with 30 day written notice.

The Gift Certificate Company                 Client:

By:________________________________          By:________________________________
   Signature                                    Signature

   ________________________________             ________________________________
   Name (Print)                                 Name(Print)

   ________________________________             ________________________________
   Title                                        Title

The Gift Certificate Company is a wholly-owned subsidiary of NBO, Inc.